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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM 8-K

                                 Current Report

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                                  July 18, 2002
                Date of Report (Date of earliest event reported)


                              METALDYNE CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                     001-12068                38-2513957
(State or other jurisdiction of   (Commission file number)     (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                  47603 Halyard Drive, Plymouth, Michigan 48170
                    (Address of principal executive offices)

                                 (734) 207-6200
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)



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Item 5. Other Events.

     On July 18, 2002, Metaldyne Corporation and DaimlerChrysler Corporation issued a joint press release, which is filed as an exhibit to this Form 8-K, announcing a non-binding letter of intent to form a joint venture to operate the New Castle Machining Forge facility presently owned by DaimlerChrysler in New Castle, Indiana. The terms of a potential transaction are subject to completion of due diligence, the execution of definitive agreements, regulatory approvals and approvals by the respective company Board of Directors/Board of Management. It is presently contemplated that formation of the joint venture would involve an initial cash investment by Metaldyne of approximately $20-30 million for a minority investment and a contribution of assets by DaimlerChrysler. If the companies proceed with the joint venture, it is expected that there will be customary documentation for a joint venture, including provisions addressing the management of the joint venture and circumstances under which the parties will be entitled to buy or sell the other party's interests in the joint venture, as well as a supply agreement. No assurance can be given that either party will be willing to proceed with the transaction.


Item 7. Exhibits.

     (c) Exhibits. The following exhibit is filed herewith:

                 Exhibit No.             Description

                 (99.1)                  Press Release dated July 18, 2002




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  July 22, 2002

                        METALDYNE CORPORATION


                        By:    /s/ William M. Lowe, Jr.
                               --------------------------------------
                               Name: William M. Lowe, Jr.
                               Title: Executive Vice President
                                       and Chief Financial Officer


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                                  EXHIBIT INDEX


         99.1  Press Release dated July 18, 2002